Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020

Graham Corporation Reports Record Sales and

80% Increase in Net Income for Fiscal 2012

•	Fiscal 2012 net sales of $103.2 million increased 39% over fiscal 2011 and included a full year’s contribution from the Energy Steel acquisition

•	Full-year operating margin expanded 480 basis points to 16.6%

•	Fourth quarter net sales were $20.3 million, orders were $42.3 million

•	Diluted earnings per share for the quarter were $0.04, including an unfavorable $0.04 tax credit adjustment

•	Fiscal 2013 sales are expected to be between $105 million and $115 million with gross margins in the 28% to 31% range

BATAVIA, NY, June 1, 2012 – Graham Corporation (NYSE MKT: GHM), a global designer and manufacturer of critical equipment for the oil refining, petrochemical and power industries, including the supply of components and raw materials to nuclear energy facilities, today reported financial results for its fourth quarter and fiscal year ended March 31, 2012 (“fiscal 2012”). Reported results include Energy Steel & Supply Co., which was acquired by Graham on December 14, 2010. Year-over-year comparisons include the results of Energy Steel from the date of acquisition for prior year periods. Energy Steel is a nuclear code-accredited fabrication and specialty machining company that manufactures heat exchangers, structural weldments and valve and pump replacement parts for the nuclear power generation industry.

Net sales in the fourth quarter of fiscal 2012 were $20.3 million, down 22% from net sales of $25.9 million in the fourth quarter of the fiscal year ended March 31, 2011 (“fiscal 2011”). Net income was $0.4 million, or $0.04 per diluted share, in fiscal 2012’s fourth quarter compared with $2.7 million, or $0.27 per diluted share, in the same prior-year period. As announced on May 8, 2012, negatively impacting the year-over-year comparison in sales and net income were an extension of the fabrication and delivery schedule for a multi-year naval nuclear propulsion program order and a $433 thousand, or $0.04 per diluted share, research and development tax credit adjustment.

Fiscal 2012 net sales increased $29.0 million, or 39%, to $103.2 million from $74.2 million in fiscal 2011. The increase was due to $17.5 million in organic growth combined with the full year contribution from Energy Steel. The acquisition accounted for $17.3 million of net sales in fiscal 2012 compared with $5.8 million over the three and a half months that Graham owned Energy Steel in fiscal 2011. Net income in fiscal 2012 was $10.6 million, up 80% from $5.9 million in fiscal 2011, and diluted earnings per share for the full year periods were $1.06 and $0.59 in fiscal 2012 and 2011, respectively.

Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “Fiscal 2012 was an excellent year for Graham. Our acquisition of Energy Steel in late 2010 has gone very well and was a major contributor to our improved sales, operating profit, and net income. This was also our second year of a tale of two halves. The first part of fiscal 2012 was driven by solid Middle East refinery projects that had been in backlog for some time while the second half reflected the weak order pattern from the prior 12 to 18 months, and the extended fabrication and delivery schedule on the naval nuclear propulsion program order. Our business typically lags industrial recoveries by one to two years.”

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Graham Corporation Reports Record Sales and 80% Increase in Net Income for Fiscal 2012

June 01, 2012

Certain planned fabrication and deliveries for fourth quarter pushed into future quarters

Fourth quarter sales to the U.S. market were $12.5 million, or 62% of total sales, compared with $13.5 million, or 52% of total sales, in the prior year period. Sales for Energy Steel, which are substantially all in the U.S., represented 23%, or $2.8 million, of U.S. sales in the quarter. International sales in the fourth quarter of fiscal 2012 were $7.8 million compared with $12.4 million in the fourth quarter of fiscal 2011.

In the fourth quarter of fiscal 2012, sales to the chemical/petrochemical market increased to $6.1 million, or 30% of total sales, from $2.8 million, or 11% of total sales, in the same prior-year period. Also in the fourth quarter of fiscal 2012, sales to the power market, including nuclear power, were $5.8 million, or 29% of total sales, compared with $8.3 million, or 32% of total sales, in the fourth quarter of fiscal 2011. Fourth quarter sales of $4.4 million, or 21% of total sales, were to the refining industry, down from $9.8 million, or 38% of total sales, in the same period of the prior year. Sales to other commercial and industrial applications, including the naval nuclear propulsion program, in the fourth quarter were $4.0 million compared with $5.0 million in the prior year’s fourth quarter.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter to quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve to twenty-four month period.

Fourth quarter operating performance

Gross profit was $5.2 million, or 25.6% of sales, in the fourth quarter of fiscal 2012 compared with $7.9 million, or 30.5% of sales, in the fourth quarter of fiscal 2011. The change in gross profit and margin reflect the loss of leverage from the aforementioned delays on the naval project.

Selling, general and administrative, or SG&A, was $3.6 million in the fourth quarter, down from $3.9 million in the prior-year period. As a percent of sales, SG&A was 17.9% and 15.0% in the fourth quarter of fiscal 2012 and 2011, respectively.

Operating profit in the fourth quarter was $1.6 million, down from $4.0 million in the prior year’s fourth quarter. Operating margin contracted to 7.7% in the fourth quarter compared with 15.4% in the prior year’s fourth quarter.

Earnings before interest, taxes, depreciation, and amortization, or EBITDA, was $2.1 million, or 10.5% of sales, in the fourth quarter compared with $4.6 million, or 17.9% of sales, in the same period of the prior fiscal year. Graham believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. The attached tables provide important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Graham announced on May 8, 2012, that it recorded a $433 thousand after-tax charge in the fourth quarter of fiscal 2012 related to the adjustment of research and development tax credit claims generated during the tax years ended March 1999 through 2008. The aggregate research and development tax credit adjustment, agreed to following an IRS audit finalized in the fourth quarter of 2012, totaled $859 thousand after tax and including interest. Of such amount, Graham had previously recorded $426 thousand. The remaining $433 thousand, or $0.04 per diluted share, was recognized in the fourth quarter of fiscal 2012. The tax credit adjustment, excluding interest, represents approximately 40% of the $1.87 million in credits claimed in the subject tax years.

Fiscal 2012 Full Year Review

U.S. sales increased by $22.0 million, or 66.2%, to $55.4 million in fiscal 2012 compared with the prior year, a reflection of both solid organic growth as well as a full year of contribution from Energy Steel. International sales increased by $7.0 million to $47.8 million in fiscal 2012 and represented 46% and

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Graham Corporation Reports Record Sales and 80% Increase in Net Income for Fiscal 2012

June 01, 2012

55% of total sales in fiscal 2012 and 2011, respectively. The increase in international sales was primarily driven by higher sales to the Middle East.

Graham achieved strong sales in each of its markets in fiscal 2012. When compared with fiscal 2011, sales to the refining industry increased 39% to $36.1 million in fiscal 2012; sales to the power industry, including nuclear power, increased 73% to $28.2 million; and sales to the chemical/petrochemical industry were $18.0 million, up 10%. Sales to all other industries, including the Navy program, were up by 34% to $20.9 million in fiscal 2012 compared with fiscal 2011.

Gross profit for fiscal 2012 was $32.6 million, or 31.6% of sales, compared with $21.9 million, or 29.4% of sales, in the prior-year period. The 220 basis point improvement in margin was the result of higher utilization in Graham’s Batavia facility and improved pricing and margin on short-cycle orders as well as on certain other key projects that were fabricated during fiscal 2012.

SG&A expenses increased to $15.5 million in fiscal 2012 from $13.1 million in fiscal 2011. The higher SG&A was the result of the addition of Energy Steel and investments in personnel whom Graham believes are necessary to execute on its growth strategy. As a percentage of sales, SG&A was 15.1% in fiscal 2012 compared with 17.6% in the prior year.

Interest expense increased in fiscal 2012 to $0.5 million from $0.1 million with approximately $204 thousand of the increase related to the Energy Steel acquisition earn-out and $259 thousand due to the interest charges for the research and development tax credit adjustment.

EBITDA in fiscal 2012 was $19.1 million, or 18.5% of sales, compared with $11.1 million, or 15% of sales, in the prior fiscal year. See the attached tables for important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Strong, flexible balance sheet with significant cash position and no debt

Net cash provided by operating activities in fiscal 2012 was $2.6 million compared with cash used in operations of $10.4 million in the prior year. The increase in cash provided by operations was primarily related to growth in net income and working capital requirements.

Cash, cash equivalents and investments at March 31, 2012 were $41.7 million compared with $43.1 million at March 31, 2011.

Capital expenditures were $3.2 million in fiscal 2012 compared with $2.0 million in fiscal 2011 and were primarily related to investments in machinery and equipment to improve productivity, expand production operations, and enhance information technology. Capital spending for fiscal 2013 is expected to be in the range of $3.0 million to $3.5 million.

Graham has a credit facility that provides a $25 million revolving credit line, which is expandable to up to $50 million. Graham had no borrowings outstanding under the credit facility at the end of fiscal 2012, excluding $9.9 million in outstanding letters of credit as of March 31, 2012.

Fiscal 2013 Outlook: Orders expected to continue to strengthen

Orders during the fourth quarter of fiscal 2012 were $42.3 million, up 58% from $26.8 million in the fourth quarter of fiscal 2011. Approximately 30% of the total order value, or $12.7 million, in the fourth quarter of fiscal 2012 was won by Energy Steel. Excluding Energy Steel, organic orders increased 37%, or $8.0 million, in the fourth quarter compared with the same period in the prior year. Total orders for the power market, which includes nuclear energy, were $13.3 million in the fourth quarter, up from $10.4 million in the same prior year period. For the organic business, in the fourth quarter orders from the refining market more than tripled to $18.9 million, orders from the chemical/petrochemical industry increased 50% to $7.6 million, while orders from all other industries declined to $2.4 million.

Orders from U.S. customers represented 48%, or $20.4 million, of total orders during the fourth quarter of fiscal 2012. Energy Steel, which primarily does business in the U.S., represented approximately 62% of these domestic orders in the quarter. Graham expects that orders will continue to be variable

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Graham Corporation Reports Record Sales and 80% Increase in Net Income for Fiscal 2012

June 01, 2012

between quarters, but in the long run will be relatively balanced between domestic and international markets given both the addition of Energy Steel and the anticipated continued growth in the Asian and Latin American markets.

Graham’s backlog was $94.9 million at March 31, 2012, up from $72.5 million at the end of the trailing third quarter and also up from $91.1 million at March 31, 2011. Included in backlog was $22.9 million associated with Energy Steel, which improved when compared with Energy Steel’s backlog of $12.8 million at December 31, 2011. At March 31, 2012, 26% of backlog was related to refinery projects, 26% for power projects, including nuclear, and 18% for chemical and petrochemical projects. The remaining 30% of backlog was related to all other industries Graham services. Graham expects about 70% to 80% of its March 31, 2012 backlog to ship in the fiscal year ending March 31, 2013 (“fiscal 2013”).

Mr. Lines concluded, “We expect that the first half of fiscal 2013 will mirror the last half of fiscal 2012 and believe as we move into the latter half of the year that the strength of the orders we have seen recently will be demonstrated in sales growth and operating leverage. I believe that our pipeline is solid and that bid activity is robust. Moreover, it appears our customers are more ready to release orders. I believe that our addressable market is larger than it has been historically and that our long term outlook remains very positive.”

Graham expects sales will be in the range of $105 million to $115 million in fiscal 2013, an improvement of approximately 2% to 11% from fiscal 2012. Approximately 18% to 22% of the sales are expected to be generated from Energy Steel. Graham expects that gross margin for fiscal 2013 will be in the 28% to 31% range while SG&A expense for fiscal 2013 is expected to be between 15% and 16% of sales.

The annual effective tax rate for fiscal 2013 is expected to be between 34% and 35%. In May 2012, Graham reached an agreement with the IRS regarding its aggregated research and development tax credits of $373 thousand claimed in fiscal years 2009 and 2010 reducing the credits claimed by 30%, or $112 thousand. Graham had previously recorded a portion of this amount. Graham plans to record the remaining $37 thousand after tax charge in the first quarter of fiscal 2013 related to this agreement. With this agreement, there are no known remaining outstanding items with the IRS.

Webcast and Conference Call

Graham will host a conference call and live webcast today at 11:00 a.m. Eastern Time. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and Jeffrey F. Glajch, Vice President—Finance & Administration and Chief Financial Officer, will review Graham’s financial and operating results for the fourth quarter and fiscal year 2012, as well as Graham’s strategy and outlook for fiscal 2013. Their review will be accompanied by a slide presentation which will be available on Graham’s website at www.graham-mfg.com. A question and answer session will follow the formal discussion.

Graham’s conference call can be accessed by dialing 1-201-689-8560. The webcast can be monitored on Graham’s website at www.graham-mfg.com.

A telephonic replay will be available from 2:00 p.m. Eastern Time on the day of release through Friday, June 8, 2012. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 392775. A transcript will also be available on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For more than 75 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found

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Graham Corporation Reports Record Sales and 80% Increase in Net Income for Fiscal 2012

June 01, 2012

in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.

Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.

Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically”, “anticipates,” “believes,” “appears,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to Graham’s acquisition of Energy Steel & Supply Co. (including but not limited to, the integration of the acquisition of Energy Steel, revenue, backlog and expected performance of Energy Steel, and expected expansion and growth opportunities within the domestic and international nuclear power generation markets), anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch, Vice President - Finance and CFO Phone: (585) 343-2216 Email: jglajch@graham-mfg.com	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Record Sales and 80% Increase in Net Income for Fiscal 2012

June 01, 2012

Graham Corporation Fourth Quarter and Full Year Fiscal 2012

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2012	2011	2012	2011
Net sales	$20,250	$25,946	$103,186	$74,235
Cost of goods sold	15,074	17,897	70,431	52,137
Cost of goods sold—amortization	0	146	120	247

Total cost of goods sold	15,074	18,043	70,551	52,384

Gross profit	5,176	7,903	32,635	21,851

Gross profit margin	25.6%	30.5%	31.6%	29.4%
Expenses and other income:
Selling, general and administrative	3,567	3,846	15,321	13,009
Selling, general and administrative—amortization	56	50	219	67

Operating profit	1,553	4,007	17,095	8,775

Operating profit margin	7.7%	15.4%	16.6%	11.8%
Interest income	(10)	(30)	(58)	(77)
Interest expense	216	62	476	92

Income before income taxes	1,347	3,975	16,677	8,760
Provision for income taxes	918	1,295	6,124	2,886

Net income	$429	$2,680	$10,553	$5,874

Per share data:
Basic:
Net income	$0.04	$0.27	$1.06	$0.59

Diluted:
Net income	$0.04	$0.27	$1.06	$0.59

Weighted average common shares outstanding:
Basic:	9,990	9,918	9,963	9,919
Diluted:	10,018	9,964	9,998	9,958

Dividends declared per share	$0.02	$0.02	$0.08	$0.08

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Graham Corporation Reports Record Sales and 80% Increase in Net Income for Fiscal 2012

June 01, 2012

Graham Corporation Fourth Quarter and Full Year Fiscal 2012

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	March 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$25,189	$19,565
Investments	16,499	23,518
Trade accounts receivable, net of allowances ($43 and $26 at March 31, 2012 and 2011, respectively)	11,593	8,681
Unbilled revenue	12,667	14,280
Inventories	6,047	8,257
Prepaid expenses and other current assets	467	826
Income taxes receivable/payable	4,479	—
Deferred income tax asset	37	2,015

Total current assets	76,978	77,142
Property, plant and equipment, net	13,453	11,705
Prepaid pension asset	2,238	6,680
Goodwill	6,938	6,914
Permits	10,300	10,300
Other intangible assets, net	4,968	5,218
Other assets	102	112

Total assets	$114,977	$118,071

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$85	$47
Accounts payable	6,303	9,948
Accrued compensation	4,652	4,580
Accrued expenses and other current liabilities	3,707	3,448
Customer deposits	7,257	12,854
Income taxes payable	—	1,772
Deferred income tax liability	2,244	—

Total current liabilities	24,248	32,649
Capital lease obligations	203	116
Accrued compensation	293	259
Deferred income tax liability	7,404	8,969
Accrued pension liability	229	234
Accrued postretirement benefits	895	892
Other long-term liabilities	85	1,297

Total liabilities	33,357	44,416

Stockholders’ equity:
Preferred stock, $1.00 par value -
Authorized, 500 shares
Common stock, $.10 par value -
Authorized, 25,500 shares
Issued, 10,297 and 10,216 shares at March 31, 2012 and 2011, respectively	1,030	1,022
Capital in excess of par value	17,745	16,322
Retained earnings	74,383	64,623
Accumulated other comprehensive loss	(8,160)	(5,012)
Treasury stock (346 and 350 shares at March 31, 2012 and 2011, respectively)	(3,378)	(3,300)

Total stockholders’ equity	81,620	73,655

Total liabilities and stockholders’ equity	$114,977	$118,071

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Graham Corporation Reports Record Sales and 80% Increase in Net Income for Fiscal 2012

June 01, 2012

Graham Corporation Fourth Quarter and Full Year Fiscal 2012

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Year Ended March 31,
	2012	2011	2010
Operating activities:

Net income	$10,553	$5,874	$6,361
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	1,685	1,334	1,107
Amortization	339	314	12
Amortization of unrecognized prior service cost and actuarial losses	392	293	678
Discount accretion on investments	(5)	(50)	(50)
Stock-based compensation expense	611	478	436
Loss on disposal or sale of property, plant and equipment	23	23	70
Deferred income taxes	4,413	(923)	(4,568)
(Increase) decrease in operating assets, net of acquisition:
Accounts receivable	(2,844)	155	(299)
Unbilled revenue	1,613	(10,672)	7,407
Inventories	2,191	(1,723)	(1,433)
Income taxes receivable/payable	(6,252)	1,703	4,122
Prepaid expenses and other current and non-current assets	(105)	63	(24)
Prepaid pension asset	(833)	(776)	(245)
Increase (decrease) in operating liabilities, net of acquisition:
Accounts payable	(3,689)	2,679	990
Accrued compensation, accrued expenses and other current and non-current liabilities	172	461	(401)
Customer deposits	(5,626)	(9,498)	16,130
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(33)	(104)	(23)

Net cash provided (used) by operating activities	2,605	(10,369)	30,270

Investing activities:
Purchase of property, plant and equipment	(3,243)	(1,979)	(1,003)
Proceeds from disposal of property, plant and equipment	5	14	9
Purchase of investments	(32,896)	(155,717)	(182,481)
Redemption of investments at maturity	39,920	202,310	153,530
Acquisition of Energy Steel & Supply Company (See Note 2)	384	(17,899)	—

Net cash provided ( used) by investing activities	4,170	26,729	(29,945)

Financing activities:
Proceeds from issuance of long-term debt	—	—	822
Principal repayments on long-term debt	(81)	(68)	(861)
Issuance of common stock	386	236	63
Dividends paid	(793)	(790)	(788)
Purchase of treasury stock	(221)	(874)	(229)
Excess tax deduction on stock awards	247	120	40
Payment of contingent earn-out	(746)	—	—
Other	—	—	5

Net cash used by financing activities	(1,208)	(1,376)	(948)

Effect of exchange rate changes on cash	57	51	3

Net increase (decrease) in cash and cash equivalents	5,624	15,035	(620)
Cash and cash equivalents at beginning of year	19,565	4,530	5,150

Cash and cash equivalents at end of year	$25,189	$19,565	$4,530

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Graham Corporation Reports Record Sales and 80% Increase in Net Income for Fiscal 2012

June 01, 2012

Graham Corporation Fourth Quarter and Full Year Fiscal 2012

EBITDA Reconciliation

(Unaudited)

($ in thousands)

	Fourth Quarter Ended		Fiscal Year Ended
	3/31/12	3/31/11	2012	2011
Net income	$429	$2,680	$10,553	$5,874
+ Net interest expense	206	32	418	15
+ Income taxes	918	1,295	6,124	2,886
+ Depreciation & amortization	564	640	2,024	1,648
+ Acquisition related expenses	—	—	—	676
EBITDA	$2,117	$4,647	$19,119	$11,099
EBITDA margin	10.5%	17.9%	18.5%	15.0%

Adjusted EBITDA is defined as consolidated net income before acquisition related expenses, interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted EBITDA is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management. Because Adjusted EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Record Sales and 80% Increase in Net Income for Fiscal 2012

June 01, 2012

Graham Corporation Fourth Quarter and Full Year Fiscal 2012

Additional Information

ORDER & BACKLOG TREND

(Amounts in millions)

	Q111 6/30/10	Q211 9/30/10	Q311 12/31/10	Q411 3/31/11	FY2011 Total	Q112 6/30/11	Q212 9/30/11	Q312 12/31/11	Q412 3/31/12	FY2012 Total
Orders	$8.1	$10.5	$17.8	$26.8	$63.2	$19.0	$23.5	$21.9	$42.3	$106.7
Backlog	$89.1	$83.3	$90.5	$91.1	$91.1	$85.2	$75.1	$72.5	$94.9	$94.9

SALES BY INDUSTRY FY 2012

(Amounts in millions)

FY 2012	Q1 6/30/11	% of Total	Q2 9/30/11	% of Total	Q3 12/31/11	% of Total	Q4 3/31/12	% of Total	FY2012 3/31/12	% of Total
Refining	$12.0	48%	$12.2	36%	$7.5	31%	$4.4	21%	$36.1	35%
Power	$5.6	23%	$10.3	31%	$6.5	27%	$5.8	29%	$28.2	28%
Chemical/ Petrochemical	$3.1	12%	$4.1	12%	$4.7	19%	$6.1	30%	$18.0	17%
Other Commercial and Industrial	$4.3	17%	$7.0	21%	$5.6	23%	$4.0	20%	$20.9	20%

Total	$25.0		$33.6		$24.3		$20.3		$103.2

SALES BY INDUSTRY FY 2011

(Amounts in millions)

FY 2011	Q1 6/30/10	% of Total	Q2 9/30/10	% of Total	Q3 12/31/10	% of Total	Q4 3/31/11	% of Total	FY2011 3/31/11	% of Total
Refining	$3.3	25%	$5.3	34%	$7.6	40%	$9.8	38%	$26.0	35%
Power	$1.1	8%	$2.4	15%	$4.5	23%	$8.3	32%	$16.3	22%
Chemical/ Petrochem	$5.3	39%	$5.0	32%	$3.2	17%	$2.8	11%	$16.3	22%
Other Commercial and Industrial	$3.7	28%	$3.0	19%	$3.9	20%	$5.0	19%	$15.6	21%

Total	$13.4		$15.7		$19.2		$25.9		$74.2

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Graham Corporation Reports Record Sales and 80% Increase in Net Income for Fiscal 2012

June 01, 2012

Graham Corporation Fourth Quarter and Full Year Fiscal 2012

Additional Information

(Continued)

SALES BY REGION FY 2012

(in millions)

FY 2012	Q1 6/30/11	% of Total	Q2 9/30/11	% of Total	Q3 12/31/11	% of Total	Q4 3/31/12	% of Total	FY2012 3/31/12	% of Total
United States	$11.2	45%	$17.8	53%	$13.9	57%	$12.5	62%	$55.4	54%
Middle East	$6.6	26%	$5.2	16%	$2.7	11%	$1.8	9%	$16.3	16%
Asia	$2.9	12%	$6.5	19%	$3.9	16%	$4.0	20%	$17.3	17%
Other	$4.3	17%	$4.1	12%	$3.8	16%	$2.0	9%	$14.2	13%

Total	$25.0		$33.6		$24.3		$20.3		$103.2

SALES BY REGION FY 2011

(in millions)

FY 2011	Q1 6/30/10	% of Total	Q2 9/30/10	% of Total	Q3 12/31/10	% of Total	Q4 3/31/11	% of Total	FY2011 3/31/11	% of Total
United States	$5.5	41%	$7.5	48%	$6.9	36%	$13.5	52%	$33.4	45%
Middle East	$0.8	6%	$1.6	10%	$4.3	22%	$5.2	20%	$11.9	16%
Asia	$4.5	34%	$3.5	22%	$4.7	25%	$3.4	13%	$16.1	22%
Other	$2.6	19%	$3.1	20%	$3.3	17%	$3.8	15%	$12.8	17%

Total	$13.4		$15.7		$19.2		$25.9		$74.2

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